EMS Corporate Structure


EMS Technologies, Inc.
(a Georgia Corporation)
Sky Connect, LLC
(Maryland)
Formation, Inc.
(New Jersey)
LXE Inc.
(Georgia)
EMS Technologies - LXE S.e.n.c.
(Luxembourg)
EMS Holding S.a.r.l.
(Luxembourg)
LXE Belgium NV
(Belgium)
LXE France SARL
(France)
LXE Gmbh
(Germany)
LXE Italia SRL
(Italy)
LXE Netherlands BV
(Netherlands)
LXE Scandanavia AB
(Sweden)
Akerstroms Trux AB
(Sweden)
LXE Singapore
(Singapore)
LXE UK, LTD
(United Kingdom)
Akerstroms Trux Inc.
(Deleware)
990834 Ontario Inc.
(Canada)
EMS Technologies Canada Ltd.
(Canada)
EMS Pacific Pty, LTD
(Australia)
DSpace Pty. Ltd.
(Australia)
EMS SATCOM UK, LTD
(United Kingdom)
EMS Acquisition Company Limited
(United Kingdom)
Satamatics Global Limited
(United Kingdom)
Satamatics Brasil
Comercializacao de Segmento
Espacial Ltda.
(Brasil)